                             AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 1st day of September 1997, by and among CONVERGENT COMMUNICATIONS, INC., a Colorado corporation ("Purchaser"), CONVERGENT COMMUNICATIONS SERVICES, INC., a Colorado corporation ("Merger Sub"), and VITAL INTEGRATION SOLUTIONS, INC., an Iowa corporation ("Company").

                                       RECITALS

     A.   Company provides various telecommunications services;

     B. Purchaser owns 100% of the issued and outstanding capital stock of Merger Sub; and

     C. Purchaser desires to acquire the business of the Company by merging the Company with and into Merger Sub in accordance with the terms and conditions of this Agreement in a transaction designed and intended to meet the requirements of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"), and as a result of the Merger of the Company with and into Merger Sub, as the Surviving Corporation, the assets and certain liabilities of the Company will be merged with and into the Merger Sub.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     1. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

          1.1  "AGREEMENT" shall mean this Agreement and Plan of Merger.

          1.2 "BANK DEBT" shall mean that portion of the Funded Debt identified as Bank Debt on SCHEDULE 2.6(a) attached hereto.

          1.3 "CASH CONSIDERATION" shall mean a total amount of $500,000 cash less (i) the Earnest Money, (ii) Transactional Costs, (iii) Escrowed Funds, (iv) any amount of Funded Debt in excess of zero dollars ("Funded Debt Threshold") as of the Closing Date and (v) any amount by which the trades payable as of the Closing Date listed in SCHEDULE 2.6(d)-2 exceeds the accounts receivable of the Company as listed on Schedule 4.1(z) as of the Closing Date.

          1.4 "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement.

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          1.5  "CLOSING DATE" shall mean the date on which the Closing occurs pursuant to Section 2.3(a).

          1.6 "COMMON STOCK" shall mean the Common Stock, no par value per share, of the Company.

          1.7 "DEEMED EQUIVALENT" of a share of Purchaser Stock shall mean an amount equal to $3.00 per share.

          1.8 "DISCLOSURE SCHEDULE" shall mean the Schedule attached to this Agreement at execution as contemplated in Section 4.1 hereof and which shall not be modified or changed in any respect after the date hereof without the prior written consent of Purchaser.

          1.9  "DISSENTING SHARE" shall have the same meaning as defined in
Section 2.5(d)(i) hereof.

          1.10 "EARNEST MONEY" shall mean the $25,000 cash previously advanced by the Purchaser to the Company pursuant to that certain letter of intent between Purchaser and Company dated July 11, 1997.

          1.11 "EFFECTIVE TIME" shall mean the time when the Merger of the Company with and into Merger Sub becomes effective under applicable law.

          1.12 "ESCROW FUND" shall mean the portion of the total Cash Consideration set aside to pay the full amount of the appraised value of any Dissenting Shares in accordance with Section 2.5(e) hereof.

          1.13 "FAIR MARKET VALUE" shall mean for purposes of this Agreement, $3.00 per share of Purchaser Stock.

          1.14 "FUNDED DEBT" shall mean the indebtedness and other obligations of the Company, including principal, accrued interest and other amounts payable in connection therewith, identified on SCHEDULE 2.6(a), and all other indebtedness for borrowed money incurred by the Company after the date hereof and prior to the Closing Date subject to Section 5.1(a)(xviii) hereof. Such term shall not include the trade payables incurred by the Company in the ordinary course of business, except as specifically identified on SCHEDULE 2.6(a).

          1.15 "MERGER" shall have the same meaning as set forth in Section 2.1(a) hereof.

          1.16 "MERGER CONSIDERATION" shall mean the Cash Consideration and the Stock Consideration but shall not include any cash paid by Purchaser to pay the portion of the Funded Debt as provided in Sections 2.6(a) hereof.

          1.17 "PERMITTED ENCUMBRANCES" shall mean the following liens, charges and other encumbrances of a similar nature with respect to the properties and assets of the Company;

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               (i)       liens for current state or local property taxes not yet
due and payable or subject to penalties;

               (ii) zoning ordinances, building laws, restrictions and regulations imposed by governmental authorities, if any, none of which is materially violated by existing buildings and uses by the Company;

               (iii) any assessment for local benefits levied by any governmental authority and not now a lien upon all or any portion of any real property; provided, however, neither the Company knows or has any reason to know of any such assessment;

               (iv) liens of carriers, warehousemen, mechanics and material men, and other like liens in existence less than 120 days from the date of creation thereof, all of which shall be satisfied and released on or prior to the Closing Date;

               (v) any mortgage, deeds of trust or other encumbrances on leasehold properties which the Company is leasing from the third party which is the owner of the property and leased by the Company subject to any such encumbrance; and

               (vi) such imperfections of title, liens, easements or encumbrances, if any, which are not material in character, amount or extent and do not, severely or in the aggregate, materially detract from the value or materially or adversely interfere with the present use of the property subject thereto or affected thereby or otherwise materially impair the business and operations of the Company.

          1.18 "PERSON" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

          1.19 "PURCHASER STOCK" shall mean the common stock, no par value, of Purchaser.

          1.20 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          1.21 "STOCK" shall mean the Common Stock together with all other equity securities of the Company.

          1.22 "STOCK CONSIDERATION" shall mean 750,000 shares of Purchaser
Stock.

          1.23 "STOCKHOLDER INVESTMENT LETTER" means the letter agreement to be executed by each stockholder of the Company receiving Purchaser Stock pursuant to the terms of this Agreement. A form of Stockholder Investment Letter is attached to this Agreement as EXHIBIT 1.23.

          1.24 "SURVIVING CORPORATION" shall mean Merger Sub as the Surviving Corporation after the Merger as provided in Section 2.1(a) hereof.

          1.25 "TRANSACTIONAL COSTS" shall mean those costs and expenses which relate, directly and indirectly, to the negotiation, revision, amendment, execution, implementation and Closing of this Agreement (and the transactions contemplated hereunder) by or on behalf of the Company which shall be borne by the Company as provided in Section 6.17 hereof. The costs and expenses included as Transactional Costs shall consist of attorneys', accountants' and other advisors' fees and disbursements incurred by the Company in connection with the Merger.

                                      ARTICLE II

     2.1  THE MERGER AND RELATED MATTERS.

          (a) MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Colorado and Iowa law, the Company shall merge (the "Merger") with and into the Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation. The Merger will have the effect set forth in the Colorado Business Corporation Act and the Iowa Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any certificates, instruments and documents as shall be reasonably determined by the Board of Directors of the Surviving Corporation to be necessary and appropriate, in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

          (b) SURVIVING CORPORATION. The Company shall be merged with and into Merger Sub, with Merger Sub as the Surviving Corporation, and the separate existence of the Company shall cease. As a result of the Merger the stockholders of the Company immediately prior to the Effective Time shall cease to hold any Stock but will instead have the rights specified in Section 2.5 hereof and all rights, privileges, powers, franchises and interest of the Company and all of its properties, whether real, personal or mixed, all debts due on whatever account and every other interest of the Company, whether tangible or intangible shall be deemed to vest in the Surviving Corporation without further act or deed, and all claims, demands, property and every other interest shall be as of the Effective Time the property of the Surviving Corporation to the same extent as previously owned or held by the Company.

          (c) ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of the Merger Sub in effect at and as of the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

          (d) BYLAWS OF SURVIVING CORPORATION. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

          (e) DIRECTORS AND OFFICERS. The number of directors of the Surviving Corporation and the persons serving as Directors of the Surviving Corporation shall be the same number of directors and the same persons serving on the Board of Directors of Merger Sub immediately prior to the Effective Time and they shall continue to hold office until their successors have been duly nominated, elected or appointed as provided under the Surviving Corporation's Bylaws as may subsequently be amended in accordance with the provisions thereof. The officers of Merger Sub as constituted immediately prior to the Effective Time shall hold the same offices in the Surviving Corporation following the Effective Time, until such time as their successors have been duly appointed and qualified.

          (f) EFFECT OF MERGER. The Merger, from and after the Effective Time, shall have all the effects provided for a merger under Iowa and Colorado law, provided that Colorado law shall govern the Surviving Corporation.

     2.2 APPROVAL BY COMPANY STOCKHOLDERS. The Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold a special meeting of the stockholders of the Company (the "Special Meeting") to consider and vote upon the approval and adoption of this Agreement and the Merger contemplated hereby, or shall seek the requisite written consent of its stockholders, all in accordance with Iowa law and its Articles of Incorporation and Bylaws. The Company shall hold the Special Meeting or obtain such written consent as soon as practicable after the date hereof. Subject to its fiduciary obligations, the Board of Directors of the Company will recommend that the stockholders of the Company vote to adopt this Agreement and approve the Merger at the Special Meeting and will use its best efforts to solicit from the stockholders of the Company proxies in favor of the Merger and will take all other action necessary or, in the opinion of Purchaser, advisable to secure the vote or consent of the stockholders of the Company required by the Iowa Business Corporation Act to effect the Merger. If this Agreement and the Merger are approved and adopted by written consent of less than all of the stockholders of the Company, the Company shall give prompt notice of such approval and adoption in accordance with Iowa law to those stockholders who did not consent.

     2.3  CLOSING

          (a) CLOSING DATE AND LOCATION. The Closing shall take place at 10:00 a.m. (Denver time) at the offices of Merger Sub, 67 Inverness Drive East, Suite 110, Englewood, Colorado, on the second business day immediately following the later to occur of (i) the Special Meeting approving the Merger if such a meeting is held, (ii) the applicable waiting period after the giving of notice to the stockholders of the Company who did not consent, if the Merger is approved by written consent of less than all stockholders of the Company, or (iii) the date on which all notice periods have run or consents have been received for notices to be given or consents to be received under Sections 3.1(g) and 3.2 (g) hereof, or at such other time or place as is mutually agreed by the parties hereto. The Closing shall be effective as of the Effective Time.

          (b) OBLIGATIONS OF THE COMPANY. At the Closing, the Company shall deliver, or use its best efforts to cause to be delivered, to Purchaser the following documents:

               (i) stock certificates representing the shares of Common Stock representing all of the issued and outstanding Stock of the Company as the Closing Date, which stock certificates will be accompanied stock powers duly completed and executed in blank by the holders thereof;

               (ii) a certificate of good standing from the State of Iowa for the Company certified by the appropriate official of each such state, dated as of the date not more than five (5) days prior to the Closing Date certifying that the Company is duly qualified and in good standing and has filed all franchise tax returns due up to the date of such certificate, that all taxes shown on such return to be due have been paid in full, and that there are no outstanding franchise tax claims or assessments against the Company as of the date of such certificate;

               (iii) the Certificate of the Secretary of the Company pursuant to Section 3.1(d) hereof;

               (iv) the Certificate of the President or Vice President of the Company pursuant to Section 3.1(e) hereof;

               (v) the opinion of David L. Wetsch, Esq. as counsel for the Company pursuant to Section 3.1(f) hereof;

               (vi) the consents and waivers, if any, pursuant to Section 3.1(g) hereof;

               (vii)     the executed Employment Agreements pursuant to Section
2.7 hereof;

               (viii) the resignation letters from the officers and directors of the Company pursuant to Section 3.1(k) hereof;

               (ix) the books and records referred to in Section 3.1(m) hereof;

               (x) Articles of Merger in the form of EXHIBIT 2.3(b)(x)(, attached hereto;

               (xi) documentation (including, without limitation, duly executed UCC-3 termination statements) satisfactory in form and substance to Purchaser and Merger Sub as requested by Purchaser and Merger Sub to release all encumbrances securing all Funded Debt to be paid on the Closing Date, including Bank Debt (to the extent available as of the Closing Date and otherwise by no later than ten (10) days after the Closing Date).

               (xii) a Schedule identifying all Stockholders of the Company owning all of the issued and outstanding shares of the Company's Stock, which Schedule shall set forth the name, address and social security number or employer identification number (to the extent available to the Company) of each stockholder of the Company and the number of shares of each class and series of stock owned by each such stockholder;

               (xiii) Stockholder Investment Letters from each stockholder receiving Purchaser Stock pursuant to this Agreement;

               (xiv) such other documents or instruments of further assurance as shall be necessary and appropriate by Purchaser and Merger Sub.

          (c) OBLIGATIONS OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub shall deliver to the Company and the stockholders of the Company the following documents on the Closing Date:

                (i) the Certificate of the Secretary or other officer of Purchaser pursuant to Section 3.2(d) hereof;

               (ii) the Certificate of the President or Vice President of Purchaser pursuant to Section 3.2(e) hereof;

               (iii) the opinion of Miller & Welch, LLC as counsel for Purchaser and Merger Sub pursuant to Section 3.2(f) hereof;

               (iv) the consents and waivers, if any, pursuant to Section 3.2(g); and

               (v)       the Employment Agreements pursuant to Section 2.7;

               (vi) the Merger Consideration as provided in Section 2.5 payable directly by Purchaser to those stockholders of the Company who have delivered their stock certificates for surrender and cancellation as provided in
Section 2.3(b)(i) hereof.

     2.4 CONSUMMATION OF THE TRANSACTIONS. At the Closing, Purchaser, Merger Sub and the Company will each carry out the procedures specified under the applicable provisions of Iowa and Colorado law, to the end that the Merger shall become effective. The Merger shall be consummated by filing the Articles of Merger ("Articles of Merger") with each of the Secretary of State of Colorado and the Secretary of State of Iowa in each case in such form as required by, and executed in accordance with the relevant provisions of the applicable state law.


     2.5  COMPANY'S CAPITAL STOCK

          (a) CONVERSION OF THE STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holders of any of their securities, the outstanding Common Stock of the Company shall be converted into the right to receive (a) $96.9388 in cash per share of Common Stock held by such stockholder from the Cash Consideration; and
(b) 153.0612 shares of Purchaser Stock per share of Common Stock held by such stockholder from the Stock Consideration. Each holder of a certificate representing any Common Stock (except for Dissenting Shares) shall, after the Effective Time, cease to have any rights with respect to such Common Stock, except the right to receive the Merger Consideration for such Common Stock upon the surrender of such certificate in accordance with Section 2.6(c) hereof.

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          (b)  NO SUBSEQUENT TRANSFERS; LOST, STOLEN OR DESTROYED CERTIFICATES.
After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Common Stock or Dissenting Shares that were registered as outstanding immediately prior to the Effective Time. If any registered certificate for Common Stock shall have been lost, stolen or destroyed, the Surviving Corporation, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and subject to the following sentence, shall pay the appropriate Merger Consideration for the shares of Common Stock represented by such certificate in accordance with this Section 2.5 and Section 2.6 hereof to the persons legally entitled thereto. The Surviving Corporation, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration in exchange for the shares of Common Stock represented by such certificate, may require the owner of such lost, stolen or destroyed certificate to provide a bond or other security in such sum as it reasonably may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been so lost, stolen or destroyed.

          (c) CONVERSION, RETENTION AND TRANSFER OF STOCK. Each stock certificate representing the Common Stock and Dissenting Shares shall, after the Effective Time, cease to have any rights except the right to receive the Merger Consideration as provided in Section 2.5(a) hereof (or in the case of Dissenting Shares, the right to receive amounts under Section 2.5(d)) upon the surrender of such certificates accompanied by stock powers duly completed and executed in blank and any other documents required to be delivered in connection therewith. Until surrendered as contemplated by the preceding sentences each such certificate shall be deemed for all purposes to represent only the right to receive upon such surrender the Merger Consideration payable in respect thereof as contemplated by this Agreement. As a consequence of the Merger and without any action on the part of the parties to this Agreement, each of the issued and outstanding shares of the Company's Common Stock shall be cancelled and retired in exchange for the Merger Consideration (or in the case of Dissenting Shares, the right to receive amounts under Section 2.5(d)). Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding. Each such share of Merger Sub shall continue as one share of the capital stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares shall continue to evidence the same number of shares of the Surviving Corporation.

          (d)  DISSENTING SHARES.

               (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected his right for appraisal of such shares in accordance with Iowa law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.5(a), but the holder thereof shall be entitled only to such rights as are granted by Iowa law.

               (ii) Notwithstanding Section 2.5(d)(i), if any holder of shares of Common Stock who demands an appraisal of such shares under Iowa law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall no longer be

Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration applicable to such shares as provided in this Section 2.5, without interest, upon surrender of the certificate or certificates representing such shares, in accordance with Section 2.5(a) hereof.

               (iii) The Company shall give Purchaser notice of any written demand for appraisal of any shares of Common Stock received prior to the Effective Time and any withdrawal of such demands. Amounts payable by the Surviving Corporation to holders of Dissenting Shares shall be paid from the Escrow Fund.

          (e) ESCROW FUND. In the event that there are any Dissenting Shares then a portion of the Cash Consideration shall be held in a non-interest bearing escrow fund ("Escrow Fund"). Payment to the holders of the Dissenting Shares shall be made solely from the Escrow Fund. The Cash Consideration available to holders of non-Dissenting Shares shall be reduced by the total amount paid, or payable, to the holders of Dissenting Shares.

     2.6  OTHER PAYMENTS MADE IN CONNECTION WITH THE MERGER.

          (a) REPAYMENT OF DEBT. At the Closing, Purchaser will repay the principal amount of the Bank Debt, including accrued and unpaid interest thereon. The Funded Debt, including the Bank Debt, is more particularly described in SCHEDULE 2.6(a) attached hereto. If the actual amount of the Funded Debt, is less than the Funded Debt Threshold, the extent of Purchaser's obligations to repay such Funded Debt shall be limited to the actual amount of payment required to satisfy any such obligations, including the benefit of any settlement or compromise of any such indebtedness. In addition, SCHEDULE 2.6(a) shall be amended to list all of the Company's debt as of the Closing Date comprising the total amount of the Funded Debt, including any amounts in excess of the Funded Debt Threshold. SCHEDULE 2.6(a) shall include in addition to a detailed description of the indebtedness comprising the Funded Debt and all accrued and unpaid interest thereon and all other amounts then owed under the loan agreements, notes and other documents pursuant to which such funds were borrowed and sets forth the names and addresses of the obligees of such debt, the maturity date and the terms of repayment of such debt. Funded Debt other than the Bank Debt shall be paid when due or on such earlier date as Purchaser may elect.

          (b) REPAYMENT OF BALANCE OF FUNDED DEBT. The remaining balance of the Funded Debt to the extent it exceeds the Funded Debt Threshold will be paid from the Cash Consideration and to the extent of any such payment will reduce the total amount of Cash Consideration available for distribution as part of the Merger Consideration payable to the holders of the Common Stock as provided in
Section 2.5(a) hereof.

          (c) MERGER CONSIDERATION. Purchaser shall pay to each stockholder of Company the Merger Consideration upon surrender by such stockholder to Purchaser of the certificates representing such stockholder's shares.

          (d) REDUCTION OF CASH CONSIDERATION FOR TRADE PAYABLES. Effective as of the Closing Date and in connection with the Merger, Purchaser will become obligated for the trade payables of the Company that are listed on SCHEDULE 2.6(d)-1 attached hereto or that are incurred in the ordinary course of business of each such corporation.
A new SCHEDULE 2.6(d)-2, shall be delivered at Closing, which shall include (i) all trade payables of the Company as of the Closing Date, and (ii) all Transactional Costs. As contemplated by Section 1.3, the total amount of cash available for distribution as part of the Merger Consideration will be reduced by the amount of the Transactional Costs and the amount, if any, by which the trade payables as of the Closing Date listed on SCHEDULE 2.6(d)-2 exceed the accounts receivable of the Company as of the Closing Date listed on SCHEDULE 4.1.

          2.7 EMPLOYMENT AGREEMENTS . Certain employees of the Company will receive employment agreements with Merger Sub, in the form of EXHIBITS 2.7(1) THROUGH 2.7(5) ("Employment Agreements").

                                     ARTICLE III
                                 CONDITIONS PRECEDENT

     3.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived, in whole or part, by Purchaser:

          (a) REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by the Company in this Agreement or the attachments hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes previously disclosed to Purchaser or contemplated by this Agreement.

          (b) COVENANTS. The Company shall have duly performed in all material respects all of the covenants, acts, obligations, conditions, agreements and undertakings to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement.

          (c) ABSENCE OF ADVERSE CHANGES. The Company shall not have suffered any material adverse change in its financial condition, business, property or assets since the Financial Statement Date (as herein defined).

          (d) SECRETARY'S CERTIFICATES. Purchaser shall have received a certificate of good standing from the Secretary of State of each of the states in which the Company is operating, or in which it is necessary or desirable to be qualified to do business, stating that the Company is qualified to do business and is in good standing and a certificate of the Secretary or Assistant Secretary of the Company certifying: (i) the Company's Articles of Incorporation and Bylaws; (ii) the incumbency of all officers of the Company having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby; and (iii) resolutions of the Company's Board of Directors and stockholders approving the execution, delivery and performance of this Agreement.

          (e) OFFICER'S CERTIFICATE. Purchaser shall have received a certificate from the President or a Vice President of the Company as to the matters set forth in Sections 3.1(a), 3.1(b) and 3.1(c).

          (f) OPINION OF COMPANY COUNSEL. An opinion of counsel for the Company shall have been delivered to Purchaser and Merger Sub dated as of the Closing Date, substantially in the form and substance of the opinion attached as
EXHIBIT 3.1(f), which shall include matters related to FCC and state utility commission compliance of the Company.

          (g) CONSENTS AND WAIVERS. The Company shall have obtained and Purchaser shall have received a true and correct copy of the consents and waivers described SCHEDULE 3.1(g) hereof, or otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

          (h) APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities, if any, whose approvals are required by contractual requirements or by law.

          (i) NO LITIGATION OR OTHER PROCEEDINGS. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby. No suit, action or other proceeding shall be pending before any court or governmental agency, or threatened against or affecting the Company which, if adversely determined, would have a material adverse effect on the value of the business, assets or property of the Company.

          (j) EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been executed and delivered.

          (k) RESIGNATIONS OF OFFICERS AND DIRECTORS. Purchaser shall have received the resignation of each officer and director of the Company.

          (l) STOCKHOLDER APPROVAL; DISSENTERS RIGHTS. The stockholders of the Company shall have approved the Merger and other transactions contemplated by this Agreement in accordance with the Iowa Business Corporation Act and the Company's Articles of Incorporation, and the total amount of the Merger Consideration that would have been payable to the holders of shares that are Dissenting Shares at the Closing (had they not sought appraisal for their shares) shall not exceed $5,000.

          (m) CORPORATE RECORDS. Purchaser shall have received the Stock Books, Minute Books and Corporate Seal (if any) of the Company and any other subsidiary in which the Company may have an interest.

          (n) NO LIEN, INDEBTEDNESS. Except as set forth in SCHEDULE 2.6(a) attached hereto, the Company shall not be subject to any indebtedness nor shall any of their properties or assets be subject to liens or encumbrances of any kind, other than (i) indebtedness and liens for current taxes, wages and operating expenses in the normal course of business, payment of which at the time of Closing shall not yet be due; (ii) indebtedness reflected in the Financial Statements or any loans advanced to the Company subsequent to the Financial Statement Date that are approved by Purchaser; (iii) accounts payable incurred in the ordinary course of business subsequent to the Financial Statement Date; and (iv) Permitted Encumbrances.

          (o) NO ATTACHMENT. None of the assets or properties of the Company shall have been attached or levied upon or placed in the hands of a receiver or assignee for the benefit of creditors. No petition or similar instrument shall have been filed with respect to the Company under any bankruptcy or insolvency law, and no injunction or restraining orders shall have been instituted against the Company that would have a material adverse effect on the Company.

          (p) INDEMNIFICATION AGREEMENTS; POWERS OF ATTORNEY. The stockholders of the Company listed in Schedule 6.11 shall have executed and delivered to Purchaser an Indemnification Agreement in the form of EXHIBIT 3.1(p).

          (q) STOCKHOLDER INVESTMENT LETTERS. The stockholders of the Company receiving Purchaser Stock pursuant to the terms of this Agreement shall have executed the Stockholder Investment Letters.

     3.2 CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived, in whole or part, by the Company:

          (a) REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by Purchaser and Merger Sub in this Agreement or the attachments hereto shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

          (b) COVENANTS. Purchaser and Merger Sub shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date pursuant to the terms of this Agreement.

          (c) ABSENCE OF ADVERSE CHANGE. Purchaser shall not have suffered any material adverse change in its financial condition, business, property or assets since the date of this Agreement.

          (d) SECRETARY'S CERTIFICATE. The Company shall have received a certificate of the Secretary, Assistant Secretary or other officer of Purchaser certifying (i) Purchaser's articles of incorporation and bylaws; (ii) the incumbency of all officers of Purchaser having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby; and (iii) resolutions of Purchaser's board of directors approving the execution, delivery and performance of this Agreement.

          (e) OFFICER'S CERTIFICATE. The Company shall have received a certificate from the President or a Vice President of Purchaser as to the matters set forth in Sections 3.2(a), 3.2(b) and 3.2(c).

          (f) OPINION OF PURCHASER COUNSEL. An opinion of counsel for Purchaser and Merger Sub shall have been delivered to the Company dated as of the Closing Date, substantially in the form and substance of the opinion attached as EXHIBIT 3.2(f).

          (g) CONSENTS AND WAIVERS. Purchaser shall have obtained and the Company shall have received a true and correct copy of the consents and waivers described in SCHEDULE 3.2(g) hereof or otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

          (h) APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities, if any, whose approvals are required by law.

          (i) NO LITIGATION OR OTHER PROCEEDINGS. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or consummation of the transactions contemplated hereby.

          (j) STOCKHOLDER APPROVAL; DISSENTER'S RIGHTS. The stockholders of the Company shall have approved the Merger and other transactions contemplated by this Agreement in accordance with the Iowa Business Corporation Act and the Company's Articles of Incorporation, and the total amount of the Merger Consideration that would have been payable to the holders of shares that are Dissenting Shares at the closing had they not sought appraisal for their shares shall not exceed $5,000.

          (k) EMPLOYMENT AGREEMENTS. Merger Sub shall have executed the Employment Agreements.

                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company makes the representations and warranties set forth below, except as set forth in the Disclosure Schedule. Each exception to the representations and warranties set forth in the Disclosure Schedule shall reference by Section number the representation and/or warranty to which it applies.

          (a) ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the properties owned, leased or operated by it, or the nature of its activities or proposed activities makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company taken as a whole. The Company has all required corporate power and authority to own properties and to carry on its business as now conducted. The Company has furnished to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws as in effect on the date hereof. Attached hereto as SCHEDULE 4.1(a) is a list of all of the states in which the Company is qualified to do business as a foreign corporation or in which qualification is necessary or desirable to carry on the business and operations of the Company as presently conducted. The Company has no other subsidiaries or affiliates.

          (b) CORPORATE AUTHORIZATION. The Company has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and as such all corporate action necessary for the approval or ratification of this Agreement has been taken and no other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company required in accordance with the Iowa Business Corporation Act, and the Articles of Incorporation and Bylaws of the Company).

          (c) BINDING EFFECT. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

          (d) CONSENTS. Except as set forth in SCHEDULE 3.1(g) and/or the Disclosure Schedule, there are no consents, authorizations, approvals (other than stockholder approval as set forth in Section 2.2 hereof), governmental, judicial, administrative or other, under any Contract, lease, License, Permit, indenture, promissory note, agreement, mortgage or any other instrument to which the Company is a party or is bound or to which its assets are subject or under any statute, rule, regulation, judgment, decree or order of any court, agency or other authority to which jurisdiction the Company is subject, which are required for the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (e)  CAPITALIZATION.

               (i) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 4,900 shares are issued and outstanding. SCHEDULE 4.1(e)(i) attached hereto includes a complete and correct list of the present stockholders of record of the Company, showing the number of shares of Stock owned by each such stockholder as well as the other information to be set forth therein. All of the issued and outstanding Stock of the Company has been duly authorized, is validly issued, fully paid and nonassessable. All indebtedness of the Company for money borrowed as of the date hereof is reflected on SCHEDULE 2.6(a) attached hereto. SCHEDULES 4.1(e)(i) and 2.6(a) shall be updated by the Company on the Closing Date and as often as is necessary for such schedules to remain true and accurate.

               (ii) SCHEDULE 4.1(e)(ii) attached hereto includes a complete and correct list of the Company's outstanding options to purchase its capital stock ("Outstanding Options") and the Company's outstanding warrants to purchase its capital stock ("Outstanding Warrants"), in each case showing the date of issuance, the expiration date, the exercise price, the holders thereof and the number of shares of capital stock subject thereto. The Company has furnished to Purchaser accurate and complete copies of the Outstanding Options and Outstanding Warrants. The copies of the Outstanding Options and Outstanding Warrants represent the terms, conditions, provisions, agreements, obligations and undertakings of the Company with respect to all Outstanding Options and Outstanding Warrants. Except for the Outstanding Options and the Outstanding Warrants, the Company does not have outstanding any stock or other securities which are, in either case, convertible into or exchangeable for any shares of its Stock, any warrants, options, purchase rights, subscription rights or other contract rights or commitments or appreciation, phantom stock, profit participation or similar rights to purchase or acquire any shares of its Stock or any stock or securities convertible into or exchangeable for any of the Stock of the Company and is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. No stockholder of the Company has any preemptive or other purchase rights with respect to the issue or sale of any Stock. The Company's stock transfer records accurately reflect all issuances and transfers of Stock and other securities and the minutes of meetings of incorporators, directors and stockholders completely and correctly reflect all of their respective actions in all material respects.

          (f) FINANCIAL STATEMENTS. As soon as possible, and in any event prior to the Closing Date, the Company shall furnish Purchaser with the following financial statements:

               (i) an unaudited balance sheet of the Company for the fiscal years ended December 31, 1995, and December 31, 1996, and the related statements of income and retained earnings and changes in financial position of the Company for such periods; and

               (ii) an unaudited balance sheet of the Company as at June 30, 1997 ("Financial Statement Date"), and the related statements of income and retained earnings of the Company for the six (6) month period then ended.

     Such financial statements, including any related schedules and notes thereto (the "Financial Statements"), have been prepared in accordance with generally accepted accounting principles

("GAAP") consistently applied throughout the period or periods in question (except as specifically disclosed therein) and show all liabilities, direct or contingent, of the Company required to be shown in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and fairly present the financial position and the results of the Company for the periods indicated therein.

          (g) NO ADVERSE CHANGE IN FINANCIAL CONDITION. Since the Financial Statement Date, there has not been (i) any event, condition or fact that has resulted or may reasonably be expected to result in any material adverse change in the financial condition, business, sales, income, properties, assets or liabilities of the Company shown on the Financial Statements; or (ii) any material adverse change with respect to any Contract to which the Company is a party or any event, circumstance, fact or other occurrence which may result in any material adverse change to the condition (financial or otherwise), results of operations, business, sales, income, properties or assets of the Company; or
(iii) any material damage, destruction or loss to the properties, assets or business of the Company, whether or not covered by insurance, as the result of any fire, explosion, accident, casualty, labor disturbance or interruption, requisition or other taking of property by governmental body or agency, flood, embargo, or act of God or the public enemy, or cessation, interruption or diminution of operations, whether or not covered by insurance, which has materially and adversely affected or impaired or which could reasonably be expected to materially or adversely affect or impair the conduct of the operations or business of the Company; or (iv) any labor trouble other than routine grievances (including without limitation any negotiation, or request for negotiation, for any representation or any labor contract) or to the Company's knowledge any event or condition of any character which has materially and adversely affected or which may be reasonably expected to materially and adversely affect or impair the conduct of the Company's operations or business; or (v) any declaration, setting aside, or payment of, any dividend or any distribution, in respect of the Common Stock; or (vi) any redemption, purchase or other acquisition by the Company of any shares of the Common Stock; or (vii) any significant loss of customers of the Company.

          (h) ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the Financial Statements, the Company does not have any liabilities, debts or obligations, whether absolute, accrued, contingent, unliquidated or otherwise and whether due or to become due (including without limitation any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), arising out of any transaction entered into on or prior to the Financial Statement Date, other than contractual obligations incurred in the ordinary course of business not required to be disclosed in accordance with GAAP.

          (i)  TITLE TO PROPERTIES; LIENS.   SCHEDULE 4.1(i) attached hereto
sets forth, as of the date hereof, an accurate and complete list of all leases and purchases and ownership by the Company of all real properties, license agreements and all leases and purchases and ownership of all personal properties (covering properties with a purchase price as of the date hereof greater than $1,000) to which the Company is a party (whether as purchaser, lessor, lessee, licensor or licensee) collectively the "Leases and Licenses". The Company, as lessee or licensee, has entered into all such Leases and Licenses which the Company reasonably believes may be necessary for the conduct of its business and operations as now conducted. The Company has furnished to Purchaser accurate and complete copies of all such Leases and Licenses. The Company has title to each of the leasehold and other interests created by the Leases and Licenses free and clear of all security interest, claims, liens and encumbrances of any nature, other than Permitted Encumbrances. To the best of the knowledge of the Company, each such Lease and License is in full force and effect. Each Lease and License constitutes the legal, valid and binding obligation of the Company, to the knowledge of the Company, enforceable against the Company in accordance with its respective terms accept as may be limited by bankruptcy, insolvency, reorganization, readjustment of debt, moratorium, general principles of equity or other laws of general application related to or affecting the enforcement of creditors rights generally. The Company has not received notice, or does not have any reason to know, of any claim of default under any such Lease or License. All Leases are fully effective and afford the Company, peaceful and undisturbed possession of the property which is the subject matter of each such Lease. All of the Contracts, agreements, Permits, authorizations and other intangible assets of a similar nature of the Company are valid and binding obligations of the parties thereto, and the Company does not have any knowledge of an intention of or basis (other than the terms thereof) for any termination of any such intangible assets by any party.

          (j) MARKETABLE TITLE. Except for Permitted Encumbrances (as defined herein) or as set forth on SCHEDULE 4.1(j) attached hereto, the Company has good and marketable title to all of its assets and property as set forth in the
SCHEDULE 4.1(i) attached hereto, free and clear of all mortgages, liens, pledges, charges, claims (real or assertive) or encumbrances of any nature whatsoever.

          (k) CONDITION OF TANGIBLE ASSETS. All material tangible portions of the assets and properties owned by the Company, including all real properties or leasehold interest in real property and structures thereon, are to the best of the Company's knowledge, in good condition and repair, subject only to ordinary wear and tear in light of their respective ages and there respective uses for which they are currently used. The uses of the tangible properties and assets conform and comply in all material respects with all rules, regulations and standards applicable to the Company or its assets or properties, imposed by applicable federal, state or local laws or regulations.

          (l) ALL ASSETS. The properties and assets of the Company as of the date hereof and the Closing Date include (i) all properties and assets whether or not reflected on the balance sheet included in the Financial Statements, including Licenses, Permits, Leases, Contracts, customer lists, goodwill and any other tangible or intangible assets as disclosed in the Schedules attached to this Agreement, and (ii) assets and properties acquired by the Company after the Financial Statement Date up to and including the Closing Date as set forth in
SCHEDULE 4.1(l) which will be updated immediately prior to Closing, other than such properties and assets as shall have been transferred or otherwise disposed of by the Company in the ordinary course of business as shall be disclosed in
SCHEDULE 4.1(l).

          (m) CERTAIN TAX MATTERS. The Company has prepared and duly filed (and to the best of its knowledge has done so accurately and correctly) all federal, state, county and local income, franchise, use, real property and personal property tax returns and reports required to be filed as of the date hereof with respect to the Company and has duly paid, withheld or reserved for all taxes, penalties and other governmental charges required to be paid that have been assessed or levied against or upon the Company or any of its properties, assets, income, franchises, licenses or sales, including without limitation, income, gross receipt, property taxes or to the extent that they relate to periods on or prior to the Financial Statement Date are reflected as a liability on the Financial Statements, or if not paid, is contesting such amount in good faith by appropriate proceedings. In the event the Company is contesting such amounts in good faith, the Company has established or reserved accounts sufficient to satisfy the assessment or levy being contested which reserve accounts shall automatically transfer to the Surviving Corporation as a result of the Merger. The Company does not know and has no reason to know of any proposal by any taxing authority for additional taxes or assessments against or upon the Company. To the best of the knowledge of Company all monies required to be held by the Company from employees for income taxes, social security and unemployment insurance taxes, have been collected or withheld or either paid to the respective governmental agencies or set aside in cash for such purpose. The Company has not entered into any agreement for the extension of time or the assessment of any tax or tax delinquency, nor has the Company received any outstanding or unresolved notices from the Internal Revenue Service or any taxing authority of any proposed examination or any proposed deficiency or assessment or of any tax returns or tax liabilities due and payable. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company has delivered to Purchaser an accurate, correct and complete copy of each return or statement filed by on behalf of or including the Company for federal income tax purposes or state and local income or franchise tax purposes for the last three (3) tax years of the Company. All material elections with respect to the taxes affecting the Company as of the date hereof are set forth in SCHEDULE 4.1(m) attached hereto. After the date hereof, no written election will be made by the Company without the Purchaser's express written consent.

          (n) FINANCIAL DISCLOSURE. The Company has made available to the Purchaser and Merger Sub all information known to the Company with respect to
(i) accounts, borrowings resolutions and deposit boxes maintained by the Company at any bank or any financial institution and the account numbers and the names and addresses of all the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes, and
(ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company. A summary of the terms of any such powers of attorney is set forth on SCHEDULE 4.1(n) attached hereto.

          (o) INSURANCE. SCHEDULE 4.1(o) attached hereto sets forth, as of the date hereof, an accurate and complete list and brief description of the terms of all policies of insurance carried by the Company and designating the Company as the insured thereunder. The description of each policy consists of a description of the subject property, the insurance coverage, the deductibles and the additional insurance. The Company has furnished to Purchaser and Merger Sub an accurate and complete copy of all such insurance polices. No insurance carrier has refused any application for insurance by the Company or any other person on behalf of the Company on any of its properties or assets.

          (p)  PATENTS, TRADE SECRETS, ETC.   SCHEDULE 4.1(p) attached hereto
sets forth, as of the date hereof, an accurate and complete list of all letters patent, patents applications, trade marks, service marks, trade names, brands, logos, copyrights and licenses, both domestic and foreign, and rights with respect to the foregoing, whether or not registerable with any governmental authority, now owned or used by the Company. In addition,
SCHEDULE 4.1(p) attached hereto includes a separate list of all products, prototypes and research work which is currently being undertaken by the Company to develop products as well as drawings, schematics, engineering specifications, reports and other similar instruments and documents used in the connection with the development of such product to be owned or used in connection with the business of the Company (collectively "Development Products"). The Company has not received notice, or otherwise has no reason to know, of any claim or threatened infringement of the rights of others with respect to any patents, trademarks, service marks, trade names, brands, logos, copyrights and licenses used or owned by the Company, the loss of which would have a material adverse effect upon the business, operations, assets or financial condition of the Company. The Company possess all patents, patent rights or licenses, trademarks, trademark rights and copyrights that are required to conduct its business as now conducted. To the best of the Company's knowledge, the Company owns all trade secrets and all other rights to all Development Products which are being developed by the Company, which may or may not be patented or patentable. The Company has no knowledge that it is infringing upon or otherwise violating the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright. The Company has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists and manufacturing or other processes required for, used or to be used in, or incident to its business as now conducted, and to the best knowledge of the Company and its executive officers, after due inquiry, no current or former employee of the Company is or was a party to any confidentiality agreement and/or agreement not to compete which restricts or forbids or restricted or forbade at any time during such employee's employment by the Company, such employee's performance of the Company's business, as the case may be, or any activity that the employee has been hired to perform. To the best knowledge of the Company, the Company is not now using, and has not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. The Company has not received any notice alleging such conduct.

          (q) NO CONFLICTS. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby and the compliance with the respective terms hereof by the Company, do not and will not
(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's capital stock or assets, (iv) give any third party the right to accelerate any obligation under, or (v) result in a violation of (A) the Articles of Incorporation or Bylaws of the Company or any other organization or governing instrument of the Company,
(B) any Contract, Lease, indenture, promissory note, agreement, mortgage or other instrument to which the Company is a party or is bound or to which its assets are subject or affected, or (C) any law, License, Permit, statute, rule, regulation, judgment, decree or order of any Court, agency or other authority to which jurisdiction the Company is subject.

          (r) LITIGATION, ETC. Except as set for in SCHEDULE 4.1(r), there are no actions, suits, proceedings, arbitration proceedings, orders, investigations or claims pending or threatened against or affecting the Company or any of its properties at law or in equity, or before or by any governmental or other department, commission, board, bureau, agency or instrumentality; there are no governmental inquiries (including inquiries as to the qualification of the Company to hold or receive any License or Permit) pending; and, to the best of the Company's knowledge, there is no basis for any of the foregoing.

          (s) PERMITS. The Company has all franchises, permits, licenses, governmental authorizations, zoning variances, rights of way, easements and other authorizations, rights and privileges (collectively "Permits") necessary to permit it to own its properties and to conduct its business as now conducted. All such Permits are listed and described in SCHEDULE 4.1(s) attached hereto. All such Permits are in full force and effect and no revocation, cancellation or withdrawal thereof has been effective or to the best knowledge of the Company threatened. Except as disclosed in SCHEDULE 4.1(s) attached hereto, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not result in the termination of, or change in, any such Permits.

          (t) NO VIOLATION OF LAWS OR REGULATIONS. To the best knowledge of the Company, the Company has materially complied with, and is not in any material respect in default under or in violation of, any laws, ordinances, requirements, regulations or orders applicable to its business and properties, including without limitation the rules and regulations of the Federal Communications Commissions ("FCC") or any state public utilities commission having jurisdiction over the business and operations of the Company, nor is the Company in violation of or in default under any order, writ, injunction, judgment or decree of any court, arbitrator, or federal, state or local department official, commission, authority, port, bureau, agency or other instrumentality issued or pending against the Company which might adversely affect the ability of the Company to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby or which challenges or seeks to prevent, enjoin, alter or materially delay any such transactions. The Company has not received notice or otherwise has no reason to know, of any claim, default or violation with respect to any of the foregoing. There have been no illegal payments, kickbacks, bribes or political contributions made by the Company to any Person in the United States or any foreign country or political subdivision. The Company does not have any license or authorization from the FCC or any state public utility commission and the Company is not required to obtain or have in effect any such permits or licenses with the FCC or state public utility commission.

          (u) CONTRACTS. SCHEDULE 4.1(u) attached hereto sets forth, as of the date hereof and as of the Closing Date, an accurate and complete list of the following:

               (i) except for the Leases and Licenses, all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written of the Company which are to be performed in whole or in part on or after the date hereof and which require or may require the payment of Company in an amount, or under which the Company is required or may be required to provide goods or services of a value, greater than one thousand dollars ($1,000) during any period of twelve (12) consecutive months;

               (ii) any agreement to which the Company is a party or by which the properties or assets of the Company are bound which limits the freedom of the Company to compete in any line of business or with any Persons; and

               (iii) all other agreements, contracts, arrangements, commitments, understandings or obligations, oral or written (other than oral contracts of employment) between the Company on the one part or any officer or director of the Company on the other part or in which any of such persons or entities has any financial interest, direct or indirect (including without limitation any agreements affecting the properties or assets of the Company and agreements to make loans). The Company has furnished Purchaser a copy of each agreement, contract, arrangement, commitment or obligation set forth in SCHEDULE 4.1(u) attached hereto. Collectively, the contracts, agreements, arrangements, commitments or obligations described in this Section 4.1(u) and listed in
SCHEDULE 4.1(u) are referred to herein as the "Contracts". Each such Contract is in full force and effect and to the best of the Company's knowledge the Company has performed in all material respects all of the obligations under each Contract required to be performed by it, and no such contract is in default, nor has any event occurred, which with the passage of time or the giving of notice or both, will result in the occurrence of a default under any such Contract or in the receipt of any claim of default with respect to any Contract to which the Company is a party or is otherwise bound or to which its assets are subject.

     The Company has no present expectation or intention of not fully performing in all material respects all such obligations; the Company has no knowledge of any breach or anticipated breach by other parties of any Contract or commitment to which it is a party or is otherwise bound; and the Company is not a party or otherwise bound to any materially adverse or burdensome Contract or commitment.

          (v) CERTAIN CONTRACTS AND COMMITMENTS. Except for the Outstanding Options and the Outstanding Warrants, the Company is not a party to, or otherwise bound by, nor has the Company ever established, had in effect, obligated to fund or make contributions to any written or oral plan, program or arrangement relating to a pension, profit sharing, retirement savings, thrift, deferred compensation, stock option, stock purchase, group insurance, accident, sickness, medical, dental, disability or other plan providing for deferred or other compensation to employees. Except as set forth in SCHEDULE 4.1(v) attached hereto, the Company is not obligated to fund any vacation pay, severance pay, incentive compensation, consulting agreement, bonus or other employee benefits or fringe benefits either currently or as to any time in the past (including health insurance, life insurance or other benefit plans maintained for retirees or former employees) whether or not such plan, program and arrangement constitute "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and whether or not any such plan, program or arrangement are in the nature of formal or informal understandings. All such plans, programs and arrangements referred to in this Section 4.1(v) are collectively referred to herein as "Benefit Plans".

          (w) EMPLOYEES AND LABOR. The Company is not aware that any executive or key employee, or any group of employees of the Company has any plans to terminate his, her or their employment with the Company, or that any executive or key employee is subject to any agreement, obligation or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Company. The Company has complied in all material respects with all laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and the Company has no material labor relations problems. Except as reflected on the Financial

Statements, the Company is not indebted to any officer, director or employee whether by loan, advance or otherwise, other than for out-of-pocket expenses incurred in the ordinary course of business, nor is any officer, director, employee or shareholder so indebted to the Company. SCHEDULE 4.1(w) attached hereto describes the respective salaries as in effect on the date hereof for the employees who constitute the sole officers and employees of the Company. The Company is not a party to any agreement, contract, arrangement, plan, commitment or understanding which has resulted or would result, upon the consummation of the transactions contemplated under this Agreement or otherwise, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. The Company is not a party to any Benefit Plan, or any Contract, whether collective bargaining agreements or other arrangements with any labor union or any employment or consulting contracts not terminable at will without penalty to which the Company is a party.

          (x) ERISA. The Company has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan (as defined in Section 4001 of ERISA), and is in compliance in all material respects with the provisions of ERISA and the Code. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") (other than annual premiums due to the PBGC) or a Pension Plan under Title IV of ERISA. SCHEDULE 4.1(x) attached hereto lists each employee Benefit Plan covered by ERISA maintained or contributed to by the Company at any time since January 1, 1990. The Company is not subject to any obligations or liabilities under COBRA or any other employee Benefit Plan existing prior to, but not on or after, January 1, 1990.

          (y) ENVIRONMENTAL MATTERS. To the best knowledge of the Company, the Company has duly complied with, and the operation of its businesses, equipment and other assets in the facilities owned or leased by the Company are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to
(i) errors or omissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or (vi) other environmental, health or safety matters, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended, (collectively "Environmental and Health Laws") or the Federal Communications Act, as amended, ("FCC Law"). To the best knowledge of Company, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices which are pending, anticipated or threatened against the Company, relating to violations of the Environmental and Health Laws and the FCC Law. The Company has not received a notice of, and does not know or have any reason to suspect, any facts which constitute a violation of any Environmental and Health Laws or the FCC Law which relate to the use, ownership or occupancy of any property or facilities used by the Company in connection with the operation of its business or any activity of the business of the Company which would result in a violation or threatened violation of any Environmental or Health Laws or the FCC Law.

          (z) ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company constitute valid receivables, have been incurred in the ordinary course of business consistent with past practices and, to the knowledge of the Company, are collectable in the ordinary course of business, except for the reserve for bad debts or doubtful accounts as reflected in the Financial Statements and are not subject to any setoffs or counterclaims. To the Company's knowledge, no part of such accounts receivable is contingent upon the performance by the Company of any obligation, and no agreements for deduction or discounts have been made with respect to any part of such receivables. The Company shall deliver a SCHEDULE 4.1(z) at the Closing listing all of the accounts receivable of the Company as of the Closing Date.

          (aa) PAYABLES. The list of itemized accounts payable of the Company as shown in SCHEDULE 4.1(aa) attached hereto and such payables to be shown in
SCHEDULE 4.1(aa) to be updated at the Closing will represent a complete list of the accounts payable of the Company to its creditors other than those not posted to the Company's accounting records that were incurred in the ordinary course of business. Except as set forth in SCHEDULE 4.1(aa) attached hereto none of the accounts payable as so listed are currently in default.

          (bb) DIRECTORS AND OFFICERS. The SCHEDULE 4.1(bb) attached hereto is a correct and complete list as of the date hereof showing the names of each of the Officers and Directors of the Company, each of whom has been duly elected or appointed.

          (cc) INVENTORY. The inventories of finished goods, work in process and raw materials of the Company, including, without limitation, those set forth on the Company's balance sheet as of the Financial Statement Date, other than inventory sold in the ordinary course of business sold through the Closing Date (collectively, the "Inventory"), are of a quality usable or saleable in the normal course of the Company's business. The value of the Inventory as carried on the Company's books and records reflect the normal inventory valuation policy used by the Company and is in accordance with generally accepted accounting principles, consistently applied, stating the value of the Inventory at the lower of cost or market on a specific identification basis.

          (dd) FULL DISCLOSURE. None of the written information provided by the Company to Purchaser and Merger Sub in connection with the negotiation of this Agreement contains any intentionally misleading statement of a material fact. There is no fact which the Company has not disclosed to Purchaser or Merger Sub in writing which materially affects or which will materially affect adversely the Company's business, sales, income, properties, assets, liabilities, activities, customers, or the ability of the Company to perform under this Agreement.

     4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub represent and warrant to the Company as follows:

          (a) ORGANIZATION AND CORPORATE POWER OF PURCHASER AND MERGER SUB. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the properties owned, leased or operated by it, or the nature of its activities or proposed activities makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Purchaser and its subsidiaries taken as a whole.
Each of Purchaser and Merger Sub has all required corporate power and authority to own its property and to carry on its business as now conducted.

          (b) CORPORATE AUTHORIZATION. Each of Purchaser and Merger Sub has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all corporate action on the part of Purchaser or Merger Sub, and no other corporate proceedings on the part of either Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

          (c) BINDING EFFECT. This Agreement constitutes the legal, valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor's rights generally and by principles of equity regarding the availability of remedies.

          (d)  CAPITALIZATION.

               (i) The authorized capital of Merger Sub consists of 10,000,000 shares of common stock, no par value per share, 7,500,010 of which have been issued to and are owned 100% by Purchaser, and 1,000,000 shares of preferred stock, no par value per share, none of which have been issued. The authorized capital of Purchaser consists of 50,000,000 shares of Purchaser Stock and 1,000,000 shares of preferred stock, no par value. The number of shares of Purchaser Stock which are issued and outstanding as of the date hereof is set forth in SCHEDULE 4.2(d)(i) attached hereto. There are no shares of preferred stock issued or outstanding All of such outstanding shares are validly issued and outstanding, fully paid and nonassessable. All shares of Purchaser Stock to be issued to the stockholders of the Company in the Merger will be validly issued, fully paid and nonassessable.

               (ii) The description of the capitalization of Purchaser as set forth in the Disclosure Documents (as defined in Section 4.2(f)), is true and correct. There is no right of first refusal or similar restrictions on the transferability of shares of its capital stock imposed by Purchaser's Articles of Incorporation or Bylaws, as amended, or by any agreement to which Purchaser is a party, (other than provisions of agreements that require compliance with securities laws). Except as set forth in SCHEDULE 4.2(d)(ii) no person has the right to cause Purchaser to effect the registration under the Securities Act, of any shares of its capital stock or any other securities (including debt securities) of Purchaser. No shareholder of Purchaser has any preemptive or other purchase rights with respect to the issue or sale of any of its capital stock.

          (e) NO CONFLICTS. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby and the compliance with the respective terms hereof by Purchaser and Merger Sub, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon Purchaser's or Merger Sub's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or any other Person pursuant to (A) the Articles of Incorporation or Bylaws of Purchaser or the Articles of Incorporation or Bylaws of Merger Sub or any other organization or governing instrument of Purchaser or Merger Sub, (B) any Contract, Lease, indenture, promissory note, agreement, mortgage or other instrument to which Purchaser or Merger Sub is a party or is bound or to which their assets are subject or affected, or (C) any law, License, Permit, statute, rule, regulation, judgment, decree or order of any Court, agency or other authority to which Purchaser or Merger Sub is subject.

          (f) DISCLOSURE. Purchaser has furnished to the Company its most recent (as of the date hereof) annual report to its shareholders and consolidated audited financial statements for the year ended December 31, 1996 (the "Disclosure Documents"). The Disclosure Documents, including all financial statements contained therein, do not contain any untrue statement of material fact nor does any Disclosure Document or financial statement contained therein omit to state any material fact necessary to make the statements made, in the context in which made, not materially misleading. Except as set forth in
SCHEDULE 4.2(f) attached hereto, there is no fact which Purchaser or Merger Sub has not disclosed to the Company that might materially adversely affect the business, condition, or prospects (financial or other) of Purchaser or the ability of Purchaser or Merger Sub to perform this Agreement or any of the transactions contemplated hereby.

                                      ARTICLE V
                               COVENANTS OF THE COMPANY

     5.1  COVENANTS OF THE COMPANY.  The Company covenants and agrees that:

          (a) CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company will conduct its business in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and without the written consent of Purchaser:

               (i) The Company will not declare, set aside or pay any dividend or other distribution with respect to any shares of Stock of the Company;

               (ii) The Company will not amend or alter any material term of any outstanding Stock;

               (iii) The Company will not (A) issue or sell any securities convertible into or exchangeable for debt securities of the Company; or (B) issue or sell any options, warrants or other rights to acquire from the Company, directly or indirectly, any debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

               (iv) The Company will not create, assume or incur any lien on any material asset of the Company that will not be discharged at the Closing;

               (v) Except as set forth in SCHEDULE 5.1(a)(v) attached hereto and except for the issuance of shares pursuant to the exercise of the Outstanding Options or the Outstanding Warrants, the Company will not (A) issue or sell any additional Stock or (B) redeem, repurchase or otherwise acquire any additional Stock;

               (vi) The Company will not relinquish any material contract or other material right of the Company, make any payment (direct or indirect) of any liability of the Company before the same becomes due in accordance with its terms or make any change in its operations that is in any such case material to the Company, its business, prospects and financial condition taken as a whole;

               (vii) The Company will not adopt any change in any method of accounting or accounting practice used by the Company other than by reason of a concurrent change in GAAP and upon the recommendation of the Company's independent public accountants;

               (viii) Except for the agreements referenced in SCHEDULE 5.1(a)(viii), which the Company may amend with the prior written consent of Purchaser (which will not be unreasonably withheld), the Company will not (A) grant or make any severance or termination payments to any officer, director or employee of the Company, except pursuant to written agreements in effect on the date hereof, (B) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company, (C) without the consent of Purchaser pay any officer, director, or employee compensation which is in excess of the current compensation level of each employee, officer or director, except for standard periodic increases to non-management employees consistent with past practices in terms of timing and amount; (D) materially accelerate or increase benefits payable under any existing severance or termination pay policies or employment agreements, or (E) accelerate, vest, pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of the Company except for normal increases to non-managerial employees consistent with past practice, to the extent required under existing employment and labor agreements.

               (ix) The Company will not amend its Articles of Incorporation or Bylaws or change its corporate name or, except as set forth in
SCHEDULE 5.1(a)(ix) attached hereto, permit the use thereof by any other Person;

               (x) Subject to the fiduciary duties of its Board of Directors, the Company will not merge or consolidate with any Person, acquire any stock or other ownership interest in any Person, or the assets of any business as an entity, or liquidate, dissolve or otherwise reorganize or seek protection from creditors;

               (xi) Subject to the fiduciary duties of its Board of Directors, the Company will not intentionally take any action, the taking of which, would reasonably be expected to cause any of the representations and warranties in Section 4.1 hereof to be inaccurate in any material respect at or as of any time prior to the Effective Time;

               (xii) Except for the sale of inventory and the disposition of obsolete or defective equipment or other assets in the ordinary course of business, the Company will not sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed;

               (xiii) Subject to the fiduciary duties of its Board of Directors, the Company will not (A) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to the Company, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice or (B) otherwise make any material change in any existing material agreement, commitment or arrangement, except in the ordinary course of business;

               (xiv) The Company will not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other Person, except the purchase of fixed assets as permitted by Section 5.1(a)(xv) hereof;

               (xv) The Company will not purchase any fixed assets which, singly or in the aggregate have an installed purchase price greater than $1,000;

               (xvi) The Company will not distribute or otherwise circulate any notices, directives or other communications directed to all or groups of customers, vendors, employees, distributors or others associated with its business without consulting with Purchaser and giving Purchaser reasonable opportunity to comment thereon;

               (xvii) The Company will not make any changes in management without prior written consent of Purchaser;

               (xviii)   The Company will not increase the amount of any
indebtedness outstanding under any loan agreement, mortgage or borrowing arrangement in existence on the date hereof or obtain any additional loans or incur any additional indebtedness, unless the Company first advises Purchaser and receives Purchaser's consent thereto (which consent shall not be unreasonably withheld);

               (xix) The Company shall pay when due in accordance with past practices all of its accounts payable and trade obligations;

               (xx) The Company shall use its best efforts to maintain its facilities, assets and properties in good operating repair, order and condition, reasonable wear and tear excepted, and notify Purchaser promptly upon any loss of, damage to, or destruction of any of its facilities, properties or assets;

               (xxi) The Company shall maintain in full force and effect all insurance coverage of the types and in the amounts set forth in the Schedules attached hereto and apply the proceeds received under any insurance policy or as a result of, damage to, or destruction of any of its facilities, properties or assets to the repair or replacement of such facilities, properties or assets;

               (xxii) The Company shall maintain in full force and effect all Licenses and Permits, and shall use its best efforts to maintain in full force and effect all Leases and Contracts, for or related to the operation of the Company's business and in all respects and in all places as such business is now conducted;

               (xxiii)   The Company shall use its best efforts to preserve its
business organizations intact, to keep available the services of its present employees and to preserve the good will of its customers and others having business relations with the Company;

               (xxiv) The Company shall promptly advise Purchaser in writing of the commencement of, and any known threat to commence, any suit, claim, action, arbitration, legal or administrative proceedings, governmental investigation or tax audit against the Company;

               (xxv) The Company shall deliver to Purchaser as soon as available monthly financial statements ("Monthly Financial Statements") of the Company commencing with the month of July, 1997, and for each calendar month thereafter prior to the Closing Date;

               (xxvi) Promptly following the execution of this Agreement, the Company shall have notified any Person having Outstanding Options of the matters contemplated by the Company's outstanding stock option plans, and any Person having Outstanding Warrants of the matters as to which notice is required to be given in accordance with their respective notice provisions. The Company shall use its best efforts to obtain from the holders of the Outstanding Warrants and Outstanding Options listed in SCHEDULE 5.1(a)(xxvi) attached hereto a written agreement as to the termination and cancellation of their Outstanding Warrants and Outstanding Options.

               (xxvii)   The Company shall pay all payroll withholding expenses
with respect to the exercise, prior to the Closing Date, of any Outstanding Options or Outstanding Warrants outstanding as of the date hereof and all other expenses and costs incurred by the Company in the ordinary course of business as such expenses and costs shall become due and payable.

               (xxviii) The Company shall not incur any liability or be obligated to fund any vacation pay, severance pay, incentive, compensation, consulting agreement, bonus or other employee benefit or fringe benefit. The Company shall not incur any additional accounts payable between the date hereof and the Closing Date other than in the ordinary course of business without Purchaser's express written consent.

               (xxix) The Company shall not agree or commit to do any of the matters specified in Section 5.1(a)(i) through 5.1(a)(xviii) and Section 5.1(a)(xxviii) hereof and the Company will take action and perform the matters set forth in Sections 5.1(a)(xix) through 5.1(a)(xxvii) hereof.

          (b) ACCESS TO INFORMATION. The Company will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and will promptly furnish to Purchaser, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of such corporations and otherwise fully cooperate with the other party in its investigation of the business of the Company. No investigation pursuant to this Section 5.1(b) will affect any representation or warranty given by the Company to Purchaser hereunder.

          (c) NOTICE OF CERTAIN EVENTS. The Company will promptly notify Purchaser of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of the Company's knowledge, threatened against, relating to or involving or otherwise affecting the Company which relate to the consummation of the transactions contemplated by this Agreement or which, if pending on the date of this Agreement, would have been required to have been disclosed in the Disclosure Schedule; and

               (iv) any other event or change of fact or circumstance causing any representation contained in Section 4.1 of this Agreement to be, as of the date of such event or change, incorrect or misleading in any material respect.

          (d) CONSENTS, APPROVALS AND FILINGS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein, the Company will use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, clearances or orders ("Consents") of governmental and regulatory authorities required in order for the Company to perform its obligations hereunder. The receipt of such Consents shall be a condition of Closing.

          (e) BEST EFFORTS. The Company shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by the Company, and (ii) to cause to be performed all of the matters required of it at or prior to the Effective Time.

          (f) EXCLUSIVITY. In order to induce Purchaser to enter into this Agreement, the Company agrees that subject to the fiduciary duties of the Board of Directors of the Company, the Company will not, prior to the Closing Date, take any further action to solicit, initiate or encourage any offer or indication of interest from any Person other than Purchaser relating to the merger, consolidation or sale of the Company or its Stock or properties and assets of the Company, including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest.

     5.2  COVENANTS OF PURCHASER.  Purchaser covenants and agrees that:

          (a) BEST EFFORTS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein, Purchaser shall use its best efforts to (i) cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it, and (ii) cause to be performed all of the matters required of it at or prior to the Effective Time.

          (b) CONSENTS, APPROVALS AND FILINGS. Purchaser will use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for Purchaser to perform its obligations hereunder.

          (c) ADVICE OF CHANGES. Purchaser will promptly advise the Company orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect and
(ii) any material adverse change in the financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of Purchaser.

                                      ARTICLE VI
                                    MISCELLANEOUS

     6.1 SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants, and agreements of the Company, Purchaser and Merger Sub made herein or any certificate delivered by the Company or Purchaser and Merger Sub pursuant to Sections 4.1 and 4.2 hereof, as the case may be, shall survive without limitation the execution hereof and thereof and the delivery of the Merger Consideration and shall remain in full force and effect for a period of five (5) years after the Closing Date.

     6.2  INCORPORATION BY REFERENCE.  Except for the Disclosure Schedule and
Schedule 2.6(a) which will be attached as of the date of execution of this Agreement, the Schedules, Exhibits and Attachments contemplated under this Agreement shall be appended to this Agreement within five (5) days business after the execution of this Agreement by the parties hereto. All Schedules, Exhibits and Attachments to this Agreement and all documents delivered pursuant to or referred to in this Agreement are incorporated herein by reference and made a part hereof. Such Exhibits, Schedules and Attachments may be appended hereto, amended or modified by a party provided that the other party ("Receiving Party") has been furnished with a copy of the proposed amendment or modification to such Schedule, Exhibit or Attachment; provided, however, that if any such Schedule, Exhibit, Attachment or amendment thereto shall materially adversely affect the economics, financial or business considerations of the transactions contemplated under this Agreement as determined by the Receiving Party, such Receiving Party may terminate this Agreement in accordance with Section 6.16(a)(vii) hereof. The Schedules, Exhibits and Attachments to this Agreement shall not be deemed to be part of the Plan of Merger.

     6.3 PARTIES IN INTEREST. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and assigns and the term "Purchaser" herein shall apply to the successors and assigns of Purchaser.

     6.4 AMENDMENTS AND WAIVERS. This Agreement may be amended, or compliance with any terms, covenants, agreement, condition or provision set forth herein may be waived (either generally or in a particular instance and either retroactively or prospectively) if agreed to in writing by the Company, Purchaser and Merger Sub upon the approval of their respective Boards of Directors at any time prior to filing the Articles of Merger with the Secretary of State of Iowa or Colorado, respectively.

     6.5 GOVERNING LAW; SEVERABILITY. This Agreement, together with the rights and obligations of the parties hereunder, shall be governed by, construed and enforced in accordance with the laws of the State of Colorado without giving effect to the conflict of laws provisions thereof. If any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

     6.6 NOTICES. All notices, requests, consents and demands shall be in writing and shall be deemed to have been sufficiently given, upon receipt, if sent, postage prepaid, by registered or certified mail, return receipt requested, to the Company at 2900 Westown Parkway, Suite F, West Des Moines, Iowa 50266, Attn: President, with a copy to David L. Wetsch, Esq., 974 Seventy-Third Street, Suite 20, Des Moines, Iowa 50312-1032; to the Purchaser or Merger Sub at 67 Inverness Drive East, Suite 110, Englewood, Colorado 80112,
Attn: Legal Department, or to such other address as may from time to time be furnished in writing to the other parties hereto.

     6.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

     6.8 CAPTIONS. The captions and headings of this Agreement are for convenience only and are not to be construed as defining or limiting the scope or intent of any of the provisions hereof.

     6.9 COMPLETE AGREEMENT. This document, and the Exhibits and Schedules hereto, embodies the complete agreement and understanding between and among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

     6.10 ARBITRATION. Any and all disputes arising out of, under, in connection with, or relating to this Agreement shall be finally settled by arbitration in Denver, Colorado, or in such other place as the parties hereto agree, in accordance with the rules then in effect of the American Arbitration Association. The board of arbitrators shall be composed of three arbitrators, being qualified to make evaluations of the kind under dispute. Such arbitrators shall be selected in accordance with the procedures of the American Arbitration Association and shall be reasonably acceptable to both Purchaser and the stockholders of the Company. The arbitration award, based upon written findings of fact and conclusions of law, shall be final and binding on the parties. Each party will pay its own expenses associated with such arbitration, provided that the prevailing party in any arbitration shall be entitled to reimbursement of reasonable attorney's fees and expenses (including, without limitation, arbitration expenses) relating to such arbitration. Any arbitration award may be enforced in any court having jurisdiction over the party against which enforcement is sought.

     6.11 INDEMNIFICATION BY COMPANY STOCKHOLDERS. The stockholders of the Company identified in SCHEDULE 6.11 attached hereto (the "Indemnifying Stockholders") will indemnify, defend and save and hold Purchaser and Merger Sub harmless from and against any costs, expenses, damages, liabilities, losses or deficiencies, including, without limitation, reasonable attorneys' fees and other costs incident to any suit, action or proceeding (collectively "Losses") suffered or incurred by Purchaser or Merger Sub, respectively, arising out of or resulting from, and will pay Purchaser and Merger Sub on demand the full amount of any amounts which Purchaser or Merger Sub as the Surviving Corporation, respectively, may pay or may become obligated to pay in respect of:

               (i) any material inaccuracy in any representation or document delivered under or pursuant to this Agreement or the material breach of any warranty made by the Company in or pursuant to this Agreement;

               (ii) any misrepresentations in or omission from any schedule, exhibit or any other attachment to this Agreement;

               (iii) any failure by the Company duly to perform or observe any term, provision, covenant, or agreement in this Agreement to be performed or observed on the part of the Company for periods prior to the Closing Date; or


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

               (iv) any action, suit, investigation, proceeding, demand, assessment, audit, judgment and claim, including any employment-related claim arising out of the foregoing paragraphs (i), (ii) and (iii) (collectively "Claims") against the Company accruing prior to the Closing Date, even though such claims may not come to light until after the Closing Date.

     Purchaser and Merger Sub hereby covenant and agree to immediately provide the Indemnifying Stockholders any and all notifications or other correspondence that either such corporation receives related to matters which may affect this indemnity and hereby agree to allow the Indemnifying Stockholders to defend any and all actions affecting this indemnity and shall not settle any action or dispute affecting this indemnity without obtaining the prior written consent of the Indemnifying Stockholders. However, failure to provide any such notifications or other correspondence in a timely manner will not relieve the Indemnifying Stockholders of their obligations to indemnify Purchaser and Merger Sub under this Section 6.11; provided, however, that the Indemnifying Stockholders shall have no obligation to indemnify Purchaser or Merger Sub in the event Purchaser fails to timely notify the Indemnifying Stockholders of any such Claim for indemnification which results in a material adverse effect on the ability of the Indemnifying Stockholders to defend the Claim or in the event such failure to so notify is willful. The Indemnifying Stockholders shall have the right to select counsel of their choice, subject to the reasonable approval of Purchaser, and to assume the defense of such claim. The Indemnifying Stockholders shall give notice to Purchaser of the name of the counsel selected by the Indemnifying stockholders and Purchaser shall have fifteen (15) days to approve or disapprove such counsel. Purchaser or Merger Sub shall have the right to employ separate counsel with respect to any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the Indemnifying Stockholders have agreed in writing to pay such fees and expenses, (ii) the Indemnifying Stockholders have failed to assume defense and employ counsel, or (iii) the named parties to such action include both Indemnifying Stockholders and an indemnified party and the Indemnifying Stockholders have been advised by their counsel that representation of such indemnified party and Indemnifying Stockholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case the Indemnifying Stockholders shall not have the right to assume the defense of such action on behalf of Purchaser or Merger
Sub).

     Except with respect to any failure of a representation or warranty or an omission which makes any representation or warranty set forth in Section 4.1 hereof, or in any Schedule, Exhibit or any other Attachment to this Agreement inaccurate or misleading and such failure is a result of fraud, gross negligence or willful or wanton disregard by the Company as to the truth and accuracy of the matters stated therein of which such stockholders had any knowledge, the obligation of such stockholders of the Company to indemnify Purchaser and the Merger Sub, as provided hereunder, shall not exceed the aggregate amount equal to the Merger Consideration received by the Indemnifying Stockholders. The aggregate amount of the Claims to be indemnified hereunder shall be shared proportionally by the Indemnifying Stockholders based on the percentage that the Merger Consideration received by each such Indemnifying Stockholder bears to the Merger Consideration received by all such Indemnifying Stockholders of the Company who are obligated to indemnify Purchaser and Merger Sub hereunder. Otherwise, in the case of any failure of a representation or warranty or an omission making the representation or warranty set forth in Section 4.1 hereof or in any Schedule, Exhibit or other Attachment to this Agreement misleading, which failure or omission involves fraud, gross negligence or willful and wanton disregard on the part of the Company of which such Indemnifying Stockholders had knowledge ("Knowledgeable Misrepresentation"), the obligation to indemnify the amount of the Claims suffered or incurred by Purchaser or Merger Sub shall not exceed the aggregate amount equal to the Merger Consideration received by the Indemnifying Stockholders plus the total amount of the Bank Debt paid by Purchaser or Merger Sub. Such obligation to indemnify shall be shared by such Indemnifying Stockholders of the Company having knowledge of such fraud, gross negligence or willful and wanton disregard in the proportion of the Merger Consideration received by each such Indemnifying Stockholder and a percentage of the Merger Consideration received by all such Indemnifying Stockholders of the Company having such knowledge.

     6.12 PURCHASER'S INDEMNIFICATION. Purchaser and Merger Sub agree that notwithstanding the Closing and regardless of any investigation of any item made by or on behalf of the Company or any information the stockholders of the Company may have in respect thereof, the Purchaser or Merger Sub will indemnify and save and hold the stockholders of the Company harmless from and against any Losses suffered or incurred by the stockholders of the Company arising out of or resulting from, and will pay the stockholders of the Company on demand the full amount of any such amounts which the stockholders of the Company may pay or become obligated to pay in respect of:

               (i) any material inaccuracy in any representation or the breach of any warranty made by Purchaser or Merger Sub in or pursuant to this Agreement;

               (ii) any failure by Purchaser or Merger Sub of their duty to perform or observe any item, provision, covenant or agreement in this Agreement to be performed or observed on the part of Purchaser or Merger Sub; or

               (iii) any claim for damages arising after the Closing Date for any act or omission of Purchaser or Merger Sub occurring after the Closing Date.

     6.13 LIMITATION OF INDEMNITY. Notwithstanding any provision herein to the contrary, except as set forth in Section 6.14 hereof relating to brokers and finders, neither Purchaser nor Merger Sub, on the one hand, nor the Indemnifying Stockholders on the other hand, shall be required to indemnify the other for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement herein except to the extent that the aggregate amount which the Indemnifying Stockholders, on the one hand, or Purchaser and Merger Sub, on the other hand, respectively would otherwise (but for this provision) be liable on account thereof exceeds in the aggregate the sum of five thousand dollars ($5,000) (the "Threshold Amount") and then only to the extent of such excess; provided, however, for purposes of calculating whether the Threshold Amount has been reached, any specific materiality provision contained in the representations and warranties shall be disregarded. The obligations of the Indemnifying Stockholders to indemnify Purchaser or Merger Sub under Section
6.11 shall terminate five years after the Closing Date except as to matters as to which notice of a Claim has been given to the Indemnifying Stockholders under
Section 6.11 prior to the expiration of such five year period.

     6.14 BROKERAGE COMMISSIONS. Each party to this Agreement warrants to the other that it has not engaged or utilized the services of any broker or finder in connection with the transaction contemplated by this Agreement, and no commissions are payable with respect to the transactions contemplated by this Agreement. Each such party hereto agrees to indemnify and hold the other harmless from and against any liability for any claims of any broker or finder claiming by, through, or under such party.

     6.15 PUBLICITY. Prior to the Closing Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and approved by the Company, Purchaser and Merger Sub.

     6.16 TERMINATION.

          (a) TERMINATION. This Agreement may be terminated, and the Merger contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, notwithstanding the adoption of this Agreement and the approval of the Merger by the stockholders of the Company:

               (i) By mutual written consent duly authorized by the Board of Directors of Purchaser and by the Board of Directors of the Company;

               (ii) By either Purchaser or the Company if the Merger has not been consummated by October 31, 1997, except that the right to terminate this Agreement under this Section 6.16(a)(ii) will not be available to any party whose willful failure to perform any material obligation or to fulfill any material condition under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

               (iii) By either Purchaser or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

               (iv) By Purchaser if (A) Purchaser is not in material breach of its obligations under this Agreement and (B) there has been (1) a material breach by the Company of any of its representations and warranties under this Agreement such that the conditions in Section 3.1(a) can not be satisfied or (2) a material failure by the Company to perform any of its obligations under this Agreement such that the conditions in Section 3.1(b) can not be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by the Company within 30 calendar days following receipt by the Company of notice of the breach;

               (v) By the Company if (A) the Company is not in material breach of its obligations under this Agreement and (B) there has been (1) a material breach by Purchaser of any of its representations and warranties under this Agreement such that the conditions in Section 3.2(a) will not be satisfied or (2) a material failure by Purchaser to perform any of its obligations under this Agreement such that the conditions in Section 3.2(b) will not be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by Purchaser within 30 calendar days following receipt by Purchaser of notice of the breach;

               (vi) By the Purchaser if the total value of the appraisal rights of the Dissenting Shares as determined under the applicable provisions of the Iowa Business Corporation Act exceeds the amount set forth in Section 3.1(l) hereof; and

               (vii) By either of the Purchaser or the Company, such party not then being in breach of the Agreement, if any Exhibit, Schedule or Attachment appended hereto subsequent to the date of the Agreement or any amendment to any Exhibit, Schedule or Attachment hereto made subsequent to the date of the Agreement shall materially adversely affect the economics, financial or business considerations of the transactions contemplated under this Agreement as determined by the Receiving Party.

     This Agreement may be terminated by the Board of Directors of either the Company or Purchaser in accordance with the foregoing provisions notwithstanding the approval of the Agreement by the stockholders of the Company or Merger Sub.

          (b) EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.16(a)(i),(ii) (unless the failure to consummate the transactions contemplated hereunder is caused by the acts or omissions of Purchaser), (iii), (iv), (vi) and/or (vii) hereof, the Company shall return the Earnest Money received from Purchaser. In the event of the termination of this Agreement pursuant to Subsections 6.16(a)(ii) (if the failure to consummate the transactions hereunder is caused by the acts or omissions of Purchaser) or (v), the Company shall be entitled to retain the Earnest Money received from Purchaser.

     6.17 COSTS AND EXPENSES OF MERGER. The Company shall be responsible for the payment of all Transactional Costs as provided in SCHEDULE 6.17 and Purchaser and Merger Sub shall be responsible for the payment of their costs and expenses, including, without limiting the generality thereof, the costs and expenses of its attorneys, accountants and other consultants engaged by such party in connection with the investigation or due diligence review of documents of the other party, filing fees, recording and notification fees, travel, entertainment and lodging expenses and any other expenses or costs relating to the consummation of the transactions contemplated under this Agreement up to and including the Closing Date. The amount of the Transactional Costs shall reduce the total amount of the Cash Consideration in accordance with this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

                                   CONVERGENT COMMUNICATIONS, INC.,
                                   a Colorado corporation


                                   By:   /s/ John R. Evans
                                       -------------------------------------
                                        John R. Evans, Chief Executive Officer

                                   CONVERGENT COMMUNICATIONS SERVICES, INC.
                                   a Colorado corporation


                                   By:   /s/ John R. Evans
                                       -------------------------------------
                                        John R. Evans, Chief Executive Officer



                                   VITAL INTEGRATION SOLUTIONS, INC.
                                   an Iowa corporation


                                   By:  /s/ David R. Backstrom
                                       -------------------------------------
                                        David R. Backstrom, President